                                                                   EXHIBIT 12.1

                         Magnum Hunter Resources, Inc.
                      Statement Setting Forth Computation
                       of Ratios of Earnings to Combined
                                 Fixed Charges

                                                                                       Three Months
                                                    Years Ended December 31,          Ended March 31,
                                            ----------------------------------------  -------------
                                             1997     1998    1999     2000    2001    2001     2002
                                            ------  -------  ------  -------  ------  ------   -----
Earnings
   Pretax income from continuing
     operations............................ (3,405) (60,713) (6,740)  29,815  22,428  22,581   1,557
   Less: Equity earnings in investees......     (6)     116     103   (1,307) (1,085)   (618)   (301)
   Fixed charges........................... 15,027   19,478  28,255   35,509  20,043   4,910   7,583
   Amortization of capitalized interest....
   Less: Capitalized interest..............     --       --      --       --      --      --      --
   Less: Included preferred stock dividend
     requirements.......................... (1,173)  (1,173) (6,042) (12,996)     --      --      --
                                            ------  -------  ------  -------  ------  ------   -----
Total Earnings............................. 10,443  (42,292) 15,576   51,021  41,386  26,873   8,839
                                            ------  -------  ------  -------  ------  ------   -----
Fixed Charges and Preferred Stock
  Dividends
   Interest expense........................ 13,788   18,207  22,103   22,298  19,868   4,866   7,505
   Interest capitalized....................     --       --      --       --      --      --      --
   Interest factor of rent expense.........     66       98     110      215     175      44      78
   Preferred stock dividend
     requirement...........................  1,173    1,173   6,042   12,996      --      --      --
                                            ------  -------  ------  -------  ------  ------   -----
                                            15,027   19,478  28,255   35,509  20,043   4,910   7,583
Ratio of Earnings to Fixed Charges.........  0.69x  (2.17)x   0.55x    1.44x   2.06x   5.47x   1.17x
                                            ======  =======  ======  =======  ======  ======   =====